Exhibit 99.1
October 6, 2006
Brantley Capital Corp. Provides Update to Shareholders

FOR FURTHER INFORMATION		FOR IMMEDIATE RELEASE
CONTACT:	Warren Antler
The Altman Group
(212) 400-2605
Brantley Capital Corp. (BBDC.PK) today announced the settlement of certain legal proceedings and its intention to seek shareholder approval for the liquidation of the Fund. Additionally, the Fund is utilizing this opportunity to report on certain recent developments concerning its portfolio investments, its financial statements, certain tax matters, current cash balances, the retirement of certain contingent liabilities and the Fund’s intention to file civil law suits against culpable parties relating to certain losses suffered by the shareholders of the Fund.
Brantley Capital Corp. Portfolio
On November 15, 2004 and August 15, 2005, the Fund’s investment in Flight Options International, Inc. (“FOI”) was valued by the Fund’s Valuation Committee based upon the recommendation and facts presented by Brantley Capital Management LLC (“BCM”) at $32.5 million and $21.9 million, respectively. Litigation between FOI and Raytheon was settled on December 28, 2005. As a result, on August 31, 2006, the Fund received its share of the settlement funds in the amount of $84,617 resulting in a net loss of $4,577,882 on the Fund’s original investment of $4,662,500.

On September 8, 2006, the Fund agreed to sell 1,722,983 Class B Common Shares of Orion HealthCorp, Inc. (“Orion”) back to Orion for $482,435 and a release of the Fund’s $502,273 loan guarantee for the benefit of Orion. Once the Securities and Exchange Commission approval is received surrounding this transaction, the Fund expects to receive the proceeds and a release of guarantee. This should occur on or before December 31, 2006. Post transaction, the Fund will retain 1,629,737 Series A Common Stock of Orion and 4,545 warrants to buy shares Series A Common Stock in Orion.
The Fund’s remaining portfolio companies are: Fitness Holdings, Inc., Streamline Foods, Inc., Value Creation Partners, Inc., TherEx, Inc., The Holland Group, Inc., and Orion HealthCorp, Inc.
Outstanding liabilities
Payments totaling $1,464,426 have previously been made as a result of unauthorized loan guarantees effectuated by BCM. As of October 3, 2006, the Fund had no outstanding debt obligations other than an estimated $711,000 of remaining contingent liabilities associated with unauthorized off-balance sheet loan guarantees. As stated above, the Fund expects to eliminate $502,273 of these loan guarantees as part of the transaction with Orion leaving unresolved contingent liabilities of $208,590.
Legal Proceedings
A derivative lawsuit filed in U.S. District Court for the Southern District of New York, by Barbara Strougo in which BBDC was listed as a nominal defendant (See Barbara Strougo v. Robert P. Pinkas, Peter Saltz, et al.) has been voluntarily dismissed. The Fund also settled litigation involving a former portfolio company, DPC (See Sellars Absorbant Materials v. Disposable Products Co. LLC et al) in which the Fund was a named defendant. Finally, a binding settlement in a separate action related to Orion in which BBDC was also a named defendant was reached (See American International Industries v. Orion HealthCorp. Inc., formerly known as Surgicare, Inc., Keith G. LeBlanc, Paul Cascio, Brantley Capital Corporation, Brantley Venture Partners III, LP, and Brantley Venture Partners IV, LP).
The Fund expects to pursue legal actions against all culpable parties relating to the substantial losses experienced by the Fund and its shareholders as a result of certain self-serving actions and activities of prior management. In addition, the Fund will attempt to recover monies from its insurance carriers. The Fund continues to cooperate with the Enforcement Division of the Securities and Exchange Commission in its investigation of the Fund and BCM.
Shareholders’ Meeting and Financial Matters
The Fund intends to hold a shareholder meeting in due course to seek approval of a plan of liquidation. In addition to confirming the Fund’s cash balances in the amount of $1,731,454 as of October 4, 2006, the Company intends to disclose additional financial information prior to the shareholder meeting. It should be noted that while the Fund filed its tax return for 2005 on September 15, 2006, it will not be completing its audits for 2004, 2005 or 2006 due to the costs involved.

The Fund
Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.